Exhibit 18

To the Board of Directors and Shareholders of

Morgan Stanley:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended August 31, 2007, of the facts relating to the change by Morgan Stanley (the “Company”) of the date of its annual goodwill impairment test. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to November 30, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its consolidated subsidiaries as of any date or for any period subsequent to November 30, 2006.

/s/ DELOITTE & TOUCHE LLP
New York, New York October 9, 2007